May 17, 2013	Exhibit 10.1

Ann Mayberry-French
730 S. Clark St., Apt. 2208
Chicago, IL  60605

Dear Ann:

This letter is written to confirm our conversation regarding the separation of your employment with Merge Healthcare Incorporated (“Merge Healthcare”).  Your last day of employment with Merge Healthcare was May 14, 2013.

You will receive your final regular pay check on 5/31/2013.  This pay check will include your base salary and all unused and accrued paid time off through 5/14/2013, less any applicable deductions for benefits, withholding and taxes.

Severance:  In order to receive the severance payments and other benefits described below, you must (a) return all Company property and equipment; and (b) sign a release form, which is also enclosed for your review and signature.  Please read the release form carefully.  You should consult with an attorney regarding the release.  You may take up to 21 days from the date of this letter to return the signed release form to us.  You must sign and return the release form within that 21-day period to be entitled to any severance payments or other benefits.  You will also be given 7 days after you sign and return the release to revoke it; if you do not, it will become effective on the 8th day after we receive it.

If you sign and return, and do not revoke, your release form, and if you do not breach the terms of the release or any other continuing contractual obligation that you have to Merge Healthcare, you will receive an amount equal to your current annual salary ($190,000.00 per annum) in 24 bi-monthly payments ($7,916.66 per payment), less applicable withholding and taxes, as your cash severance payments.  These payments will be paid in accordance with Merge Healthcare’s regular payroll schedule, beginning on the first payroll date after the date on which your release becomes effective.

In addition, as a further severance benefit, Merge Healthcare will reimburse you, for each of the first 12 months after the effective date of your release for the cost of any continuation healthcare insurance benefits that you and your dependents elect to receive under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as amended; provided, however, that such reimbursement obligation  shall terminate automatically upon your commencement of other employment that permits you and your dependants to participate in an alternative health insurance plan.

Benefits:  Please refer to the attached “Separation Information” handout for details regarding your participation in Merge Healthcare’s benefits programs, including your continuing rights under the Merge Healthcare 2005 Equity Incentive Plan with respect to stock options that you have been previously granted.  As of May 14, 2013, you had vested previously-granted options with respect to 137,500  shares of Merge Healthcare’s common stock.  Previously-granted options with respect to 12,500  shares of Merge Healthcare’s common stock were not vested as of your last date of employment and were automatically cancelled.  You may not exercise those cancelled options in the future.

200 E. Randolph Street, 24th Floor  |  Chicago, IL  60601  |  P: 312.540.6648  |  F: 312.565.6870

Return of Company Property:  As required by our Technology and Confidential Information Policy, you are required to return all Merge Healthcare property immediately.  This will include but is not limited to customer lists, software, documents, keys of any kind (such as key fob, office, file cabinets, building or desk keys), office passes, parking passes, credit cards and all equipment (such as laptop, power supplies, laptop batteries, laptop bag and cell phone) that you have received from Merge Healthcare. You may return this property either in person, by hand-delivery, or via Federal Express.  For FedEx returns, please package the equipment to ensure safe delivery and use Merge Healthcare’s FedEx number previously provided to you. This number allows you to return the property at no cost to you.  Such FedEx package should be sent to:

Merge Healthcare
Attention:  Alan Thornberry
900 Walnut Ridge Drive
Hartland, WI 53029

In the event that you do not return all Merge Healthcare property, you will not receive your severance payments or other benefits and we reserve the right to pursue all appropriate remedies allowed by law.

Policies: Please be aware that from your final day and for the 90 day period thereafter, you will continue to be bound by and subject to the Merge Healthcare Insider Trading Policy.  Also, you will continue to be bound by your non-disclosure, non-competition and/or non-solicitation agreements, even though your employment has terminated, to the extent provided therein.

On behalf of Merge Healthcare, thank you for your service and contributions.  We wish you success in your future endeavours.

Sincerely,

MERGE HEALTHCARE INCORPORATED

/s/ Justin C. Dearborn

Justin Dearborn
CEO, Merge DNA

Enclosure:  Release Agreement

Acknowledged and agreed:

/s/	Ann Mayberry-French
Ann Mayberry-French

200 E. Randolph Street, 24th Floor  |  Chicago, IL  60601  |  P: 312.540.6648  |  F: 312.565.6870